EXHIBIT 23







            Consent of Independent Registered Public Accounting Firm





The Board of Directors and Stockholders
Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121, 333-45577, 333-107221
and 333-122195) on Form S-8 and in the registration statement (No. 333-127507) on Form S-3 of Cytec Industries Inc. of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Cytec Industries Inc.

Our report on the consolidated financial statements refers to the Company's adoption of the provision of FASB Staff Position No. AUG AIR-1, "Accounting for Planned Major Maintenance Activities" and the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109", effective January 1, 2007, the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment", and the Securities and Exchange Commission's Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements", effective January 1, 2006, and the adoption of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R", effective at the end of 2006.



/s/ KPMG LLP

Short Hills, New Jersey
February 27, 2008